Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Capstone Turbine Corporation on Form S-3 Amendment # 1 File No. 333-225503 of our report dated June 7, 2018, with respect to our audits of the consolidated financial statements of Capstone Turbine Corporation as of March 31, 2018 and 2017 and for the years ended March 31, 2018 and 2017 appearing in the Annual Report on Form 10-K of Capstone Turbine Corporation for the year ended March 31, 2018. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Irvine, California
July 16, 2018